EXHIBIT 4.1


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment"), dated as of March 18, 2005, is between Calpine Corporation, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement, dated as of September 19, 2001, between the Company and the Rights Agent, as amended by Amendment No. 1 to Rights Agreement, dated as of September 28, 2004 (as so amended, the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   Amendment of Section 7(a).

          Section 7(a) of the Rights Agreement is amended by deleting the clause "(i) the Close of Business on the tenth anniversary of the Rights Dividend Declaration Date (the "Final Expiration Date")," and replacing it with "(i) the Close of Business on May 1, 2005 (the "Final Expiration Date"),".

     2.   Effectiveness.

          This Amendment shall be deemed effective as of the date set forth above as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3.   Miscellaneous.

          This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed as of the date first set forth above.


                                       CALPINE CORPORATION


                                       By: /s/ Lisa M. Bodensteiner
                                           -------------------------------------
                                           Name:  Lisa M. Bodensteiner
                                           Title: Executive Vice President and
                                                  General Counsel



                                       EQUISERVE TRUST COMPANY, N.A.


                                       By: /s/  Kevin Laurita
                                           -------------------------------------
                                           Name:  Kevin Laurita
                                           Title: Managing Director